                                                                    EXHIBIT 10.4


            Subject to that certain Intercreditor and Subordination Agreement dated June 1, 1995 between First Aviation Services, Inc., Canpartners Investments III, L.P., and Congress Financial Corporation (Western)





                          LOAN AND SECURITY AGREEMENT





                                BY AND BETWEEN

                      CANPARTNERS INVESTMENTS III, L.P.,
                       A CALIFORNIA LIMITED PARTNERSHIP,
                                   AS LENDER

                                      AND

                        NATIONAL AIRMOTIVE CORPORATION
                                  AS BORROWER




                             DATED:  JUNE 1, 1995

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SECTION 1.       DEFINITIONS...............................................  1

SECTION 2.       LOAN AND PRINCIPAL PAYMENTS...............................  7
                 2.1    Loan...............................................  7
                 2.2    Quarterly Prepayments of Principal.................  8
                 2.3    Annual Repayment of Principal......................  8
                 2.4    Maturity...........................................  8

SECTION 3.       INTEREST AND FEES.........................................  8
                 3.1    Interest...........................................  8
                 3.2    Closing Fee........................................  9

SECTION 4.       CONDITIONS PRECEDENT......................................  9
                 4.1    Conditions Precedent to Loan.......................  9

SECTION 5.       GRANT OF SECURITY INTEREST................................ 12

SECTION 6.       COLLECTION AND ADMINISTRATION............................. 13
                 6.1    Borrower's Loan Account............................ 13
                 6.2    Statements......................................... 13
                 6.3    Collection of Accounts............................. 13
                 6.4    Use of Proceeds.................................... 14
                 6.5    Payments........................................... 14

SECTION 7.       COLLATERAL REPORTING AND COVENANTS........................ 15
                 7.1    Collateral Reporting............................... 15
                 7.2    Accounts Covenants................................. 15
                 7.3    Inventory Covenants................................ 17
                 7.4    Equipment Covenants................................ 17
                 7.5    Power of Attorney.................................. 18
                 7.6    Right to Cure...................................... 18
                 7.7    Access to Premises................................. 19

SECTION 8.       REPRESENTATIONS AND WARRANTIES............................ 19
                 8.1    Corporate Existence, Power and Authority,
                        Subsidiaries....................................... 19
                 8.2    Financial Statements: No Material Adverse
                        Change............................................. 19
                 8.3    Chief Executive Office; Collateral................. 20
                 8.4    Priority of Liens; Title to Properties............. 20
                 8.5    Tax Returns........................................ 20

                                                                            Page
                                                                            ----

                 8.6    Litigation......................................... 21
                 8.7    Compliance with Other Agreements and
                        Applicable Laws.................................... 21
                 8.8    Accuracy and Completeness of Information........... 21
                 8.9    Environmental Compliance........................... 21
                 8.10   Employee Benefits.................................. 22
                 8.11   Acquisition of Purchased Stock..................... 23
                 8.12   Congress Financing Agreements...................... 24
                 8.13   Capitalization..................................... 24
                 8.14   Approvals.......................................... 24
                 8.15   Survival of Warranties; Cumulative................. 25

SECTION 9.       AFFIRMATIVE AND NEGATIVE COVENANTS........................ 25
                 9.1    Maintenance of Existence........................... 25
                 9.2    New Collateral Locations........................... 25
                 9.3    Compliance with Laws, Regulations, Etc............. 25
                 9.4    Payment of Taxes and Claims........................ 27
                 9.5    Insurance.......................................... 27
                 9.6    Financial Statements, Officer Certificates and
                        Other Information.................................. 27
                 9.7    Sale of Assets, Consolidation, Merger,
                        Dissolution, Etc................................... 29
                 9.8    Encumbrances....................................... 30
                 9.9    Indebtedness....................................... 30
                 9.10   Loans, Investments, Guarantees, Etc................ 31
                 9.11   Dividends and Redemptions.......................... 31
                 9.12   Transactions with Affiliates....................... 31
                 9.13   Inventory Turnover................................. 32
                 9.14   Minimum Interest Coverage Ratio.................... 32
                 9.15   Minimum Earnings................................... 32

      9.16       Capital Expenditures...................................... 33
                 9.17   Compliance with ERISA.............................. 33
                 9.18   Settlements and Waivers Under Purchase
                        Agreements......................................... 34
                 9.19   Costs and Expenses................................. 34
                 9.20   Management Fees.................................... 34
                 9.21   Further Assurances................................. 34

                                                                            Page
                                                                            ----
SECTION 10.      EVENTS OF DEFAULT AND REMEDIES............................ 35
                 10.1   Events of Default.................................. 35
                 10.2   Remedies........................................... 37

SECTION 11.      JURY TRIAL WAIVER; OTHER WAIVERS
                   AND CONSENTS; GOVERNING LAW       ...................... 38
                 11.1   Governing Law; Choice of Forum; Service of
                        Process; Jury Trial Waiver......................... 38
                 11.2   Waiver of Notices.................................. 39
                 11.3   Amendments and Waivers............................. 39
                 11.4   Waiver of Counterclaims............................ 40
                 11.5   Indemnification.................................... 40

SECTION 12.      TERM OF AGREEMENT; MISCELLANEOUS.......................... 40
                 12.1   Term............................................... 40
                 12.2   Notices............................................ 40
                 12.3   Partial Invalidity................................. 41
                 12.4   Successors......................................... 41
                 12.5   Entire Agreement................................... 41


                                   INDEX TO
                            EXHIBITS AND SCHEDULES


                 Exhibit A          Information Certificate

                 Schedule 7.3       Permitted Inventory Locations

                 Schedule 8.4       Existing Liens

                 Schedule 8.9       Environmental Law Violations

                 Schedule 8.13      Capitalization

                 Schedule 9.11      Permitted Dividends and Other Distributions on
                                    Capital Stock

            Subject to that certain Intercreditor and Subordination Agreement dated June 1, 1995 between First Aviation Services, Inc., Canpartners Investments III, L.P., and Congress Financial Corporation (Western)

                          LOAN AND SECURITY AGREEMENT


      This Loan and Security Agreement dated as of June 1, 1995 is entered into by and between Canpartners Investments III, L.P., a California limited partnership ("Lender"), and National Airmotive Corporation, a California corporation ("Borrower").


                             W I T N E S S E T H:


      WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make a loan and provide other financial accommodations to Borrower; and

      WHEREAS, Lender has made loans in the past and may make loans in the future and is willing to make such loan to Borrower and provide such financial accommodations on the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


SECTION 1.  DEFINITIONS

      All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code as in effect in the State of California shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof," "herein," "hereunder," "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

      1.1 "Accounts" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

      1.2 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

      1.3 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of California.

      1.4 "Buyer" shall mean First Aviation Services Inc., a Delaware corporation, and its successors and assigns.

      1.5 "Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether payable in cash or other property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in or reflected by the Borrower's or any of its Subsidiaries' fixed asset accounts as reflected in any of their respective balance sheets; provided, however, (i) Capital Expenditures shall include, whether or not such a designation would be in conformity with GAAP, (A) expenditures for the purchase or development of computer software and systems,
(B) that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Borrower and its Subsidiaries and (C) expenditures for Equipment which is purchased simultaneously with the trade-in of existing Equipment owned by the Borrower or any of its Subsidiaries, to the extent the gross purchase price of the purchased Equipment exceeds the book value of the Equipment being traded in at such time; and (ii) Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, (A) expenditures made in connection with the replacement or restoration of property, to the extent reimbursed or financed from insurance or condemnation proceeds not constituting net cash proceeds of sale and (B) expenditures for leased Inventory.

      1.6 "Capital Lease" shall mean any lease of any property (whether real, personal or mixed) by Borrower as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of Borrower.

      1.7 "Closing Date" shall mean the date of the funding of the Loan made by Lender pursuant to Section 2 hereof.

      1.8 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

      1.9   "Collateral" shall have the meaning set forth in Section 5 hereof.

      1.10 "Congress" shall mean Congress Financial Corporation (Western), the lender on the Congress Financing Agreements.

      1.11 "Congress Financing Agreements" shall mean the Loan and Security Agreement of even date herewith between Congress and Borrower and related agreements, pursuant to which Congress will make certain revolving and term loans and other financing arrangements with a maximum total credit amount of $30,000,000, secured by the collateral provided in such agreements.

      1.12 "Consolidated Cash Interest Expense" shall mean, for any period, total interest expense, whether paid or accrued (including the interest component of capital leases and cash payments made as interest under the Congress Financing Agreements), of Borrower and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit, but excluding, however, interest expenses not payable in cash (including amortization of discount), all as determined in conformity with GAAP, plus other financing charges paid in cash, whether paid or accrued.

      1.13 "EBITDA" shall mean, for any period, the sum of the amounts for such period of (i) Net Income, plus (ii) depreciation and amortization expense, plus
(iii) interest expense, plus (iv) federal and state income taxes, plus (v) extraordinary losses, plus (vi) preferred dividends not paid in cash, to the extent deducted from the revenues of Borrower in the calculation of Net Income, plus (vii) management fees, to the extent deducted from the revenues of Borrower in the calculation of Net Income, plus (viii) financing charges, whether paid or accrued, to the extent deducted from the revenues of Borrower in the calculation of Net Income, less (ix) extraordinary gains, less (x) any negative amortization of goodwill.

      1.14 "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower's business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

      1.15 "Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, vessels, aircraft, aircraft engines, fixtures, tools, molds, dies, appliances, furnishings, furniture, and trade fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof, wherever located.

      1.16 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

      1.17 "ERISA Affiliate" shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

      1.18 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

      1.19 "Excess Availability" shall mean the amount, as determined by Congress, calculated in accordance with the definition of Excess Availability and the other definitions contained therein contained in the Congress Financing Agreements as in existence on the date hereof, and related to the available credit pursuant to the Congress Financing Agreements.

      1.20 "Excess Cash Flow" shall mean, for any period, (i) Net Income, exclusive of extraordinary gains, plus depreciation, amortization and other non-cash items to the extent deducted from the revenues of Borrower in the calculation of Net Income, and less any negative amortization of goodwill, less any payments on long term debt, but excluding any quarterly mandatory prepayments of principal on the Loan, and Capital Leases not previously deducted from the revenue of Borrower in the calculation of Net Income, and less any Capital Expenditures that are actually made and not financed during such period.

      1.21 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.22 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Sections 9.13 and 9.14 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

      1.23 "General Intangibles" shall mean, with respect to any Person, all of such Person's present and future (i) general intangibles, (ii) rights, interests, choses in action, causes of action, claims and other intangible property of every kind and nature (other than Accounts), (iii) corporate and other business records, (iv) loans, royalties, and other obligations receivable (other than Accounts), (v) trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, registered patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, computer programs, software, printouts and other computer materials, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials, (vi) customer and supplier contracts, firm sale orders, rights under license and franchise agreements, rights under tax sharing agreements, and other contracts and contract rights, (vii) interests in partnerships and joint ventures, (viii) tax refunds and tax refund claims, (ix) right, title and interest under leases, subleases, licenses and concessions and other agreements relating to property, (x) deposit accounts (general or special) with any bank or other financial institution, (xi) credits with and other claims against third parties (including carriers and shippers), (xii) rights to indemnification and with respect to support and keep-well agreements, (xiii) reversionary interests in pension and profit sharing plans and reversionary, beneficial and residual interests in trusts, (xiv) proceeds of insurance of which such Person is beneficiary, (xv) letters of credit, guarantees, Liens, security interests and other security held by or granted to such Person, (xvi) uncertificated securities, and (xvii) dividends and distributions and claims with respect to dividends and distributions.

      1.24 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

      1.25 "Information Certificate" shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the Loan.

      1.26 "Inventory" shall mean, with respect to any Person, all of such Person's present and future (i) inventory, (ii) goods, merchandise and other personal property furnished or to be furnished under any contract of service or intended for sale or lease, and all consigned goods and all other items which have previously constituted Equipment of such Person but are then currently being held for sale or lease in the ordinary course of such Person's business,
(iii) raw materials, work-in-process and finished goods, (iv) materials and supplies of any kind, nature or description used or consumed in such Person's business or in connection with the manufacture, production, packing, shipping, advertising, finishing or sale of any of the property described in clauses (i) through (iii) above, (v) goods in which such Person has a joint or other interest or right of any kind (including, without limitation, goods in which such Person has an interest or right as consignee), and (vi) goods which are returned to or repossessed by such Person; in each case whether in the possession of such Person, a bailee, a consignee, or any other Person for sale, storage, transit, processing, use or otherwise, and any and all documents for or relating to any of the foregoing.

      1.27 "Loan" shall mean the Loan made by Lender to Borrower as provided in
Section 2 hereof.

      1.28 "Merger" shall mean the merger of FE Acquisition Subsidiary, a California corporation and a wholly owned direct or indirect subsidiary of Parent, with and into the Borrower, with Borrower as the surviving corporation, pursuant to the Merger Agreements.

      1.29 "Merger Agreements" shall mean that certain Agreement and Plan of Merger dated as of March 3, 1995, by and among Parent, FE Acquisition Subsidiary, Borrower and Triton Group Ltd., a Delaware corporation and the parent of the Borrower prior to the effectiveness of the Merger, and the Agreement of Merger dated June 1, 1995 between the Borrower and FE Acquisition Subsidiary, and all related agreements, documents and instruments, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      1.30 "Net Income" shall mean, for any period, the net earnings (or loss) after taxes of Borrower for such period taken as a single accounting period determined in conformity with GAAP.

      1.31 "Obligations" shall mean the Loan and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its affiliates or any Person entitled to indemnification, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender, but excluding any obligations or liabilities arising pursuant to that certain Warrant Agreement of even date herewith between Lender and Borrower and the warrants issued pursuant thereto.

      1.32 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

      1.33 "Parent" shall mean First Aviation Services Inc., a Delaware corporation.

      1.34 "Participant" shall mean any person which at any time participates with Lender in respect of the Loan or other Obligations or any portion thereof.

      1.35 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

      1.36 "Preferred Stock" shall have the meaning set forth in Section 8.13 hereof.

      1.37 "Quarterly Determination Date" shall mean, as applicable, June 30, 1995 and the last day of each succeeding fiscal quarter of Borrower during the term of this Agreement.

      1.38 "Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

      1.39 "Subordination Agreement" shall mean that certain Intercreditor and Subordination Agreement among Congress, Lender, and Parent and acknowledged by Borrower of even date herewith providing for the respective priorities between the Obligations, the obligations under the Congress Financing Agreements and the Preferred Stock.


      1.40 "Subsidiary" of a Person means any corporation, limited liability company, general or limited partnership, trust, or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such entity are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.


SECTION 2.  LOAN AND PRINCIPAL PAYMENTS

      2.1 Loan. Lender is making a Loan to Borrower in the original principal amount of Three Million Dollars ($3,000,000.00). The Loan shall be (a) evidenced by a Promissory Note in such original principal amount duly executed and delivered by Borrower to Lender concurrently herewith; (b) to be repaid, together with interest and other amounts, in accordance with this Agreement, the Promissory Note, and the other Financing Agreements and (c) secured by all of the Collateral.

      2.2 Quarterly Prepayments of Principal. Borrower shall make a mandatory prepayment of principal with respect to each Quarterly Determination Date on which Borrower has positive Excess Cash Flow for the immediately preceding fiscal quarter or shorter period from the closing date, as applicable. The prepayment shall be in an amount such that, after giving effect to the prepayment, Borrower shall have $2.5 million in Excess Availability. The mandatory prepayment shall be made within 35 days following the first three Quarterly Determination Dates in Borrower's fiscal year and within 95 days following a Quarterly Determination Date that is the end of Borrower's fiscal year.

      2.3 Annual Repayment of Principal. On or before July 5, 1996, Borrower shall make a payment of principal in an amount such that the sum of the quarterly prepayments of principal made pursuant to Section 2.2 prior to such date and the amount of the annual repayment shall total One Million Five Hundred Thousand Dollars ($1,500,000.00); provided, however, that to the extent the prepayments made pursuant to Section 2.2 exceed such amount, Borrower shall not be entitled to a refund of such excess.

      2.4 Maturity. The balance of principal, together with any and all accrued interest thereon, shall be paid in full in cash five days after the delivery pursuant to Section 9.6(a) of the financial statements for the fiscal year ended March 31, 1997, but no later than July 5, 1997. Principal may be prepaid in full prior to maturity without penalty.


SECTION 3.  INTEREST AND FEES

      3.1   Interest.

            (a) Borrower shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at an interest rate of 15% per annum. Upon the occurrence and during the continuation of an Event of Default, the interest rate shall increase to 17% per annum on all outstanding principal and unpaid interest, compounded monthly. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

            (b) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month for the immediately preceding calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

      3.2 Closing Fee. Borrower shall pay to Lender as a closing fee an amount equal to the greater of $150,000 or 3.5% of the original principal amount of the Loan, which closing fee shall be in addition to, and not in lieu of, interest, compensation, expense reimbursements, indemnification and other Obligations. Such fee shall be fully earned and nonrefundable when paid.


SECTION 4.  CONDITIONS PRECEDENT

      4.1 Conditions Precedent to Loan. Each of the following is a condition precedent to Lender making the Loan:

            (a) Lender shall have received, in form and substance satisfactory to Lender, evidence, including copies thereof, that the Merger Agreements have been duly executed and delivered by and to the appropriate parties thereto and that the transactions contemplated under the terms of the Merger Agreements have been consummated prior to or contemporaneously with the execution of this Agreement;

            (b) Lender shall have received evidence, in form and substance satisfactory to Lender, that the Congress Financing Agreements have been executed and delivered by all parties thereto and become effective in accordance with their terms and the initial loans and financing arrangements to be made thereunder have been made prior to or contemporaneously with the execution of this Agreement;

            (c) Lender shall have received evidence, in form and substance satisfactory to Lender, that the Warrant Agreement of even date herewith between Lender and Borrower has been executed by each party thereto prior to or contemporaneously with the execution of this Agreement;

            (d) Lender shall have received evidence, in form and substance satisfactory to Lender, that the Shareholders' Agreement of even date herewith between Borrower, Parent and Lender has been executed and delivered by all parties thereto and become effective in accordance with its terms prior to or contemporaneously with the execution of this Agreement;

            (e) Lender shall have received evidence, in form and substance satisfactory to Lender, that the Management Agreement of even date herewith between Borrower and certain members of management has been executed and delivered by all parties thereto and become effective in accordance with its terms prior to or contemporaneously with the execution of this Agreement;

            (f) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which

Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

            (g) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, which liens and security interests are subordinated in priority only to the liens and security interests granted in the Congress Financing Agreements pursuant to the Subordination Agreement and are subject to the security interests and liens permitted herein, and in the other Financing Agreements;

            (h) Lender shall have received evidence, in form and substance satisfactory to Lender, that the California Department of Corporations has issued a permit to Borrower pursuant to Section 25113(b)(1) of the California Corporate Securities Law of 1968, as amended, to qualify the issuance of the promissory note to Lender.

            (i) no material adverse change shall have occurred in the assets, business or prospects of Borrower since March 3, 1995, the date of the Agreement and Plan or Merger by and among Parent, FE Acquisition Subsidiary, Borrower and Triton Group Ltd., and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

            (j) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, acknowledgements by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

            (k) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

            (l) Lender shall have received, in form and substance satisfactory to Lender, the opinion letter of counsel(s) to Borrower with respect to the Merger Agreements, the effectiveness of the Merger as of the date hereof, the Congress Financing Agreements, the Financing Agreements and the security interests and liens of Lender with respect to the Collateral and such other matters as Lender may request;

            (m) Lender shall have received, in form and substance satisfactory to Lender, evidence that the Certificates of Merger with respect to the Merger have been filed with the Secretary of State of California and the Merger is valid and effective in accordance with the terms and provisions of the Merger Agreements and the applicable corporation statutes of the State of California;

            (n) Lender shall have received, in form and substance satisfactory to Lender, (i) a pro-forma balance sheet of Borrower reflecting the initial transactions contemplated hereunder, including, but not limited to, (A) the consummation of the Merger and the transactions contemplated in connection therewith in accordance with the Merger Agreements, (B) the initial loans provided by Congress to Borrower on the date hereof in connection with the Congress Financing Agreements, and (C) the Loan provided by Lender to Borrower on the date hereof and the use of the proceeds of the Loan as provided herein, accompanied by a certificate, dated of even date herewith, of the chief financial officer of Borrower, stating that such pro-form balance sheet represents the reasonable, good faith opinion of such officer as to the subject matter thereof as of the date of such certificate, and (ii) such other financial and other information, including, but not limited to, cash flow and other projections, budgets and business plans as Lender may reasonably request;

            (o) Lender shall have received, in form and substance satisfactory to Lender, evidence that Borrower has received net cash proceeds from a cash equity capital contribution to Borrower on terms and conditions acceptable to Lender and its counsel of not less than $2.2 million, invested by Parent and that such proceeds have been applied to the cash consideration required to be paid in respect of the Merger under the terms of the Merger Agreements; and

            (p) Lender shall have received, in form and substance satisfactory to Lender, evidence that the Subordination Agreement, as acknowledged and agreed to by Borrower, providing for the subordination and permitted repayment of indebtedness and related matters, has been duly authorized, executed and delivered by the parties thereto and become effective in accordance with its terms.

            (q) this Agreement and the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender.

            (r) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of the Loan and after giving effect thereto; and

            (s) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of the Loan and after giving effect thereto.

            (t) Borrower shall have reimbursed Lender for all of its actual and reasonable out of pocket costs and expenses incurred prior to the date hereof in connection with the negotiation, documentation and any related filings related to the Loan, including but not limited to all attorneys and other consultant fees and expenses, and paid Lender all fees due under this Agreement.


SECTION 5.  GRANT OF SECURITY INTEREST

      To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

      5.1   Accounts;

      5.2 all present and future contract rights, General Intangibles (including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, letters of credit, bankers' acceptances and guaranties;

      5.3 all present and future monies, securities, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation, (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

      5.4   Inventory;

      5.5   Equipment;

      5.6   Records; and

      5.7 all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.


SECTION 6.  COLLECTION AND ADMINISTRATION

      6.1 Borrower's Loan Account. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) the Loan and other Obligations, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

      6.2 Statements. Upon request, Lender shall render to Borrower a statement setting forth the balance in the Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

      6.3   Collection of Accounts.

            (a) Upon the payment of all amounts owed Congress under the Congress Financing Agreements, Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, with such banks as are acceptable to Lender into which Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise, shall be the property of Lender, subject to the terms of the Subordination Agreement.

            (b) Subject to the Subordination Agreement, Borrower and all of its affiliates, Subsidiaries, shareholders, directors, employees or agents shall, acting as trustees for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender, subject to the terms of the Subordination Agreement. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank as which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3(b) shall survive the termination of this Agreement.

      6.4 Use of Proceeds. Borrower shall use the proceeds of the Loan provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Lender on or about the date hereof, (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements, and (c) general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning off Regulation G of the Board of Governors of the Federal Reserve System, as amended.

      6.5 Payments. Payments for interest, principal or other Obligations shall be payable to Lender in immediately available funds to Lender's account at Wells Fargo Bank, 9600 Santa Monica Boulevard, Beverly Hills, California 90210, ABA#:
121-0002-48, Account No. 6645-538943, Account Name: Canpartners Investments III, L.P. or at such other place as Lender may designate from time to time. At the time of payment, Borrower shall also provide notice of such payment to Lender to the attention of Kristina Rietz, Controller. Lender may apply payments received or collected from Borrower or for the account of Borrower (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, in such order and manner as Lender determines. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.5 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.5 shall survive the payment of the Obligations and the termination of this Agreement.


SECTION 7.  COLLATERAL REPORTING AND COVENANTS

      7.1 Collateral Reporting. Borrower shall provide Lender within five (5) days of request with the following documents in a form satisfactory to Lender:
(a) a schedule of Accounts; (b) (i) perpetual Inventory reports, (ii) Inventory reports by category, and (iii) Inventory reports by location of Inventory, with sufficient description to permit Lender's perfection of its security interest and lien in such Inventory under applicable law, if required (all Inventory reports to include rental aircraft engine finished goods Inventory and a detailed listing of the location of all of Borrower's aircraft engines on rent);
(c) agings of accounts receivable and accounts payable; (d) (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, (iii) evidence of, or certificates attesting to, the satisfactory completion testing by Borrower of overhauled engines prior to the shipment of such engines by Borrower to its customers, and (iv) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower; and (e) such other reports as to the Collateral as Lender shall request from time to time. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

      7.2   Accounts Covenants.

            (a) Borrower shall notify Lender promptly of: (i) any material delay in Borrower's performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information relating to the financial condition of any account debtor. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of Borrower's business in accordance with past practices and policies. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

            (b) Borrower shall promptly report to Lender any material return of Inventory by an account debtor. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

            (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete and (ii) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

            (d) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

            (e) Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire promptly upon Borrower's receipt thereof, except as Lender may otherwise agree, subject to the Subordination Agreement.

            (f) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all account debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

      7.3 Inventory Covenants. With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year (which may be conducted in cycles in a manner reasonably acceptable to Lender), but at any time or times as Lender may request on or after an Event of Default, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth on Schedule 7.3 attached hereto or otherwise permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon Lender's request, Borrower shall, at its expense, no more than once in any three (3) month period, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory, except in the ordinary course of business; (h) Borrower shall keep the Inventory in good and marketable condition; (i) Borrower shall provide Lender with appropriate aircraft engine mortgages or updated schedules to filed mortgages to perfect Lender's lien and as a security interest in any additional aircraft engine; and (j) Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval.

      7.4 Equipment Covenants. With respect to the Equipment: (a) upon Lender's request, Borrower shall, at its expense, at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use; (e) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) Borrower assumes all responsibility and liability arising from the use of the Equipment.

      7.5 Power of Attorney. Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds or Inventory or other Collateral,
(ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account,
(vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, and (ix) do all acts and things which are necessary, in Lender's determination, to fulfill Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which Borrower's mail is deposited, (iii) endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations, (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) sign Borrower's name on any verification of Accounts and notices thereof to account debtors and (vi) execute in Borrower's name and file any UCC financing statements or amendments thereto. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

      7.6 Right to Cure. Lender may, at its option, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

      7.7 Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.


SECTION 8.  REPRESENTATIONS AND WARRANTIES

      Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement):

      8.1 Corporate Existence, Power and Authority, Subsidiaries. Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any Subsidiary except as set forth on the Information Certificate.

      8.2 Financial Statements: No Material Adverse Change. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower, since the date of the most recent audited financial statements furnished by Borrower to Lender prior to the date of this Agreement.

      8.3 Chief Executive Office; Collateral. The chief executive office of Borrower and Borrower's Records concerning accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof and to the best of Borrower's knowledge, the holders of any mortgages on such locations. Borrower owns no aircraft engines with 750 or more rated horsepower or the equivalent thereof, such that a mortgage on such engines must be registered with the Federal Aviation Agency. Borrower uses only the name "National Airmotive Corporation" and has no registered trademarks, trademark applications pending, registered service marks, service mark applications pending, registered patents, patent applications pending, or fictitious names.

      8.4 Priority of Liens; Title to Properties. Upon the proper filing of UCC-1 financing statements, the security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected liens and security interests in and upon the Collateral, which liens and security interests are subordinated in priority only to the liens and security interests granted in the Congress Financing Agreements pursuant to the Subordination Agreement, and subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender, to Congress in the Congress Financing Agreements and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

      8.5 Tax Returns. Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

      8.6 Litigation. Except as set forth on the Information Certificate and except with regard to workers' compensation claims, there is no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which is reasonably likely to result in a material adverse change in the assets, business or prospects of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

      8.7 Compliance with Other Agreements and Applicable Laws. Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.

      8.8 Accuracy and Completeness of Information. All information taken together furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitations all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading in light of the circumstances under which the information was provided. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse effect on the business, assets or prospects of Borrower, which has not been fully and accurately disclosed to Lender in writing.

      8.9   Environmental Compliance.

            (a) Except as set forth on Schedule 8.9 hereto, Borrower has not used, generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder (except for such violations which would not have a material adverse effect on the business, assets or prospects of Borrower) and the operations of Borrower complies in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

            (b) Except as set forth on Schedule 8.9 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending or to the best of Borrower's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.

            (c) Except as set forth on Schedule 8.9 hereto, Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

            (d) Except where the lack or invalidity thereof would not have a material adverse effect on the business, assets or prospects of Borrower, Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

      8.10  Employee Benefits.

            (a) Borrower has not engaged in any transaction in connection with which Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, including any accumulated funding deficiency described in
Section 8.10(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.10(d) hereof.

            (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower to be incurred with respect to any employee pension benefit plan of Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

            (c) Full payment has been made of all amounts which Borrower or any of its ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee pension benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in Section 8.10(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.10(d) hereof.

            (d) As of the most recent valuation date for any employee benefit plans maintained by Borrower that are subject to Title IV of ERISA, the excess of the actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such plan) of the benefit liabilities (as defined in
Section 4001(a)16 of ERISA), whether or not vested, over the fair market value of the assets of such plan, individually or in the aggregate for all pension plans (excluding for purposes of such computation any pension plans with respect to which there is not such excess), does not equal an amount which would have a material adverse effect on the Borrower.

            (e) Neither Borrower nor any of its ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

      8.11  Acquisition of Purchased Stock.

            (a) The Merger Agreements and the transactions contemplated thereunder have been duly executed, delivered and performed in accordance with their terms by the respective parties thereto in all respects, including the fulfillment (not merely the waiver, except as may be disclosed to Lender and consented to in writing by Lender) of all conditions precedent set forth therein and giving effect to the terms of the Merger Agreements, Parent acquired and has good and marketable title to all of the issued and outstanding common stock of Borrower and Parent has good and marketable title to all of the issued and outstanding Preferred Stock, in each case, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Lender.

            (b) The Merger is valid and effective in accordance with the terms of the Merger Agreements, and the corporation statutes of the State of California and Borrower is the surviving corporation pursuant to the Merger.

            (c) All actions and proceedings required by the Merger Agreements, applicable law or regulation (including, but not limited to, compliance with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended) have been taken and the transactions required thereunder have been duly and validly taken and consummated.

            (d) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Merger Agreements and no governmental or other action or proceeding has been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Merger Agreements.

            (e) Borrower has obtained all approvals, authorizations and consents in connection with the transactions contemplated under the Merger Agreements, the lack of which approvals, authorizations and consents would or could have a material adverse effect on the future prospects of Borrower.

            (f) Borrower has delivered, or caused to be delivered, to Lender true, correct and complete copies of the Merger Agreements.

      8.12  Congress Financing Agreements.

            (a) The Congress Financing Agreements and the initial loans contemplated thereby have been duly executed, delivered and performed in accordance with their terms by the respective parties thereto in all respects, including the fulfillment of all conditions precedent set forth therein.

            (b) The Congress Financing Agreements are valid, effective and binding obligations of the parties thereto enforceable in accordance with their respective terms.

            (c) Borrower has delivered, or caused to be delivered, to Lender true, correct and complete copies of the Congress Financing Agreements.

      8.13  Capitalization.

            (a) All of the issued and outstanding shares of common stock of Borrower are held of record and beneficially by the persons listed on Schedule
8.13 hereto. All of such shares have been duly authorized, validly issued and fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Lender. The only shares of Preferred Stock of Borrower (the "Preferred Stock") are the shares of Series A Preferred Stock issued to Parent.

            (b) Borrower is solvent and will continue to be solvent after the creation of the Obligations, the security interests of Lender and the other transaction contemplated hereunder, is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business and all businesses in which it is about to engage. The assets and properties of Borrower at a fair valuation and at their present fair salable value are, and will be, greater than the indebtedness of Borrower, and including subordinated and contingent liabilities computed at the amount which, to the best of Borrower's knowledge, represents an amount which can reasonably be expected to become an actual or matured liability.

            (c) Parent has, on or before the date hereof, made a cash equity capital contribution to Borrower in an amount not less than $2.2 million as consideration for shares of common stock and Series A Preferred Stock of Borrower and the proceeds of such cash equity capital contribution have been applied, contemporaneously herewith, to the cash consideration required to be paid in respect of the Merger under the terms of the Merger Agreement.

            (d) The capitalization of the Borrower as of the date hereof and after giving effect to the Merger Agreements and all transactions contemplated thereunder and hereunder, including the equity contribution, is set forth on
Schedule 8.13.

      8.14 Approvals. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or any other Financing Agreement except for the permit issued by the California Department of Corporations pursuant to Section 25113(b)(1) of the Corporate Securities Law of 1968, as amended, which has been duly obtained and is in full force and effect.


      8.15 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.


SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS

      9.1 Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, trade names, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of Borrower as soon as it is available.

      9.2 New Collateral Locations. Borrower may open any new location within the continental United States or change the location of its executive offices, provided Borrower (a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location or change of location of its executive offices and (b) executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC financing statements.

      9.3   Compliance with Laws, Regulations, Etc.

            (a) Borrower shall, at all times, comply in all material respects with all law rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe in all material respects all requirements of any Federal, State or local governmental authority, including, without limitation, ERISA, the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws.

            (b) Borrower shall establish and maintain, at its expense, a system to assure and monitor its continued compliance with all Environmental Laws in all of its operations, which system shall include annual reviews of such compliance by employees or agents of Borrower who are familiar with the requirements of the Environmental Laws. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower to Lender. Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

            (c) Borrower shall give both oral and written notice to Lender immediately upon Borrower's receipt of any notice of, or Borrower's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which stored or disposed of any Hazardous Materials (except for any of the foregoing which would not have a material adverse effect on the business, assets or prospects of Borrower).

            (d) Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is material non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Lender's request and Borrower's expense: (i) cause an independent environmental engineer acceptable to Lender to conduct such tests of the site where Borrower's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower's response thereto or the estimated costs thereof, shall change in any material respect.

            (e) Borrower shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including, without limitation, the costs of any repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other plans required or necessary to protect the value of the Collateral or Lender's rights and remedies hereunder.

All representations, warranties, covenants and indemnifications in this Section
9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

      9.4 Payment of Taxes and Claims. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

      9.5 Insurance. Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and cancelling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

      9.6   Financial Statements, Officer Certificates and Other Information.

            (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the

Collateral and the business of Borrower and its Subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to
Lender: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements, and, if Borrower has any Subsidiaries, unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and through such fiscal month, (ii) within thirty (30) days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements, and, if Borrower has any Subsidiaries, unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and through such fiscal quarter, and (iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and, if Borrower has any Subsidiaries, audited consolidating financial statements of Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its Subsidiaries as of the end of and for the fiscal year then ended.

            (b) Borrower shall furnish or cause to be furnished to Lender: (i) within thirty (30) days after the end of each of the first three fiscal quarters of each fiscal year during the term of this Agreement, a certificate of a senior financial officer of Borrower, which certificate shall set forth (in reasonable detail) the calculations provided for in Section 9.13 and Section 9.14, the amount of Excess Availability as of the last day of the fiscal quarter and as of the date of the certificate and the Excess Cash Flow; and (ii) within ninety
(90) days after the end of each fiscal year during the term of this Agreement, a certificate of a senior financial officer of Borrower, which certificate shall set forth (in reasonable detail) the calculations provided for in Section 9.13,
Section 9.14, and Section 9.15 and the amount of Capital Expenditures for such fiscal year, the amount of Excess Availability as of the last day of the fiscal year and as of the date of the certificate and the Excess Cash Flow for the last fiscal quarter.

            (c) Borrower shall promptly notify Lender in writing of the details of (i) any material loss or damage, or any investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in Borrower's business, properties, assets, goodwill or condition, financial or otherwise and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

            (d) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc. Borrower shall provide to Lender copies of all notices of defaults or events that, with the passage of time or the giving of notice or both, would constitute an event of default sent to or received from Congress in connection with the Congress Financing Agreements either at the time of providing such notice or promptly after receipt of such notice, as applicable.

            (e) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency or to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

            (f) Borrower shall deliver, or cause to be delivered, to Lender, within ninety (90) days after the date hereof, opening balance sheets prepared by independent certified public accountants which accountants shall be a nationally recognized independent certified public accounting firm selected by Borrower and reasonably acceptable to Lender and certified by such accountants to the effect that such opening balance sheets have been prepared in accordance with GAAP and present fairly the financial condition of Borrower as of such date.

      9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower shall not, directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or indebtedness of any other Person to any other Person or any of its assets to any other Person (except for (i) sales of Inventory in the ordinary course of business and (ii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of Borrower so long as (A) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Lender, (B) such sales do not involve Equipment having an aggregate fair market value in excess of $50,000 for all such Equipment disposed of in any fiscal year of Borrower), or (c) form or acquire any Subsidiaries, or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing.

      9.8 Encumbrances. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except: (a) the liens and security interests of Lender; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) purchase money security interests in Equipment (including capital leases) and purchase money mortgages on real estate so long as such security interests and mortgages do not apply to any property of Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; (f) the security interests and liens set forth on Schedule 8.4 hereto; (g) the security interests and liens granted to Congress in the Congress Financing Agreements; and (h) leases or subleases of Equipment or Inventory granted by Borrower to others not interfering in any material respect with the ordinary conduct of the business of Borrower.

      9.9 Indebtedness. Borrower shall not incur, create, assume, become or be in any manner with respect to, or permit to exist, any monetary obligations or indebtedness, except:

            (a)   the Obligations;

            (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books;

            (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement;

            (d)   the indebtedness under the Congress Financing Agreements;

provided, that, with respect to subsection (c) above, (i) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date of the execution thereof, and (ii) Borrower shall not, directly or indirectly, (A) make any prepayments or other non-mandatory payments in respect of such indebtedness except as permitted by the terms and provisions of the Subordination Agreement, or (B) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (C) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Lender all notices, demands or other materials in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

      9.10 Loans, Investments, Guarantees, Etc. Borrower shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in: (i) short-term direct obligations of the United States Government, (ii) short-term negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of the Borrower or to bearer and delivered to Lender, and (iii) short-term commercial paper rated at least Al by S&P or Pl by Moody's Investors Service, Inc.; provided, that, as to any of the foregoing, unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments and (c) the guarantees set forth in the Information Certificate. Borrower shall not permit or authorize the pledge of its capital stock to secure any obligation of Borrower or any Subsidiary.

      9.11 Dividends and Redemptions. Except in connection with the Preferred Stock, as limited by the terms and provisions of the Subordination Agreement, Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of capital stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except as set forth on Schedule 9.11 hereto.

      9.12 Transactions with Affiliates. Borrower shall not enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's length transaction with an unaffiliated person.

      9.13 Inventory Turnover. Borrower shall not on any Quarterly Determination Date set forth below during the term of this Agreement permit the ratio of (i) Cost of Goods Sold during the period indicated, as determined in accordance with GAAP, adjusted to reflect an annual period if shorter than the four fiscal quarters, to (ii) the average of the book value of Inventory on an average cost basis on the last day of the preceding period or the Closing Date, as applicable, and on the last day of the period, to be less than the amount indicated:

      Quarterly Determination
      -----------------------
            Date                          Period Covered                Ratio
            ----                          --------------                -----

      December 31, 1995             Closing date to 12/31/95            3.10

      March 31, 1996                Closing date to 3/31/96             3.00

      June 30, 1996                 Four Prior Fiscal Quarters          2.85

      End of fiscal quarters
      thereafter                    Four Prior Fiscal Quarters          2.85



      9.14 Minimum Interest Coverage Ratio. Borrower shall not on any Quarterly Determination Date occurring after June 30, 1995 and during the term of this Agreement permit the ratio of (i) EBITDA minus Capital Expenditures to (ii) Consolidated Cash Interest Expense, in each case as determined as of such Quarterly Determination Date for the periods indicated, to be less than the amount indicated:

      Quarterly Determination
      -----------------------
            Date                          Period Covered                Ratio
            ----                          --------------                -----

      September 30, 1995            Closing date to 9/30/95             1.35

      December 31, 1995             Closing date to 12/31/95            1.35

      March 31, 1996                Closing date to 3/31/96             1.35

      June 30, 1996                 Four Prior Fiscal Quarters          1.35

      End of fiscal quarters
      thereafter                    Four Prior Fiscal Quarters          1.35


      9.15 Minimum Earnings. Borrower shall not for any fiscal year ending during the term of this Agreement permit EBITDA for the twelve-month period (or such shorter period as may be applicable):

      Fiscal Year Ending                  Amount
      ------------------                  ------

      March 31, 1996                      $5,600,000

      March 31, 1997                      $4,600,000

      Thereafter                          $5,000,000


      9.16 Capital Expenditures. Borrower shall not, for any fiscal year ending during the term of this Agreement, permit Capital Expenditures for the twelve-month period (or such shorter period from the closing date, as may be applicable) ending on such date to exceed the amounts set forth below:

      Fiscal Year Ending                  Amount
      ------------------                  ------

      March 31, 1996                      $2,500,000

      March 31, 1997                      $1,750,000

      Thereafter                          $1,750,000

      9.17 Compliance with ERISA. Borrower shall not with respect to any "employee pension benefit plans" maintained by Borrower or any of its ERISA
Affiliates:

            (a) (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under Section 302 of ERISA,
Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan, (v) allow or suffer to exist any occurrence of a reportable event (excluding those for which the provisions for thirty (30) days notice to the Pension Benefit Guaranty Corporation has been waived by regulation) or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

            (b) As used in this Section 9.15, the term "employee pension benefit plans," "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Section 4975 of the Code and ERISA.

      9.18 Settlements and Waivers Under Purchase Agreements. Unless it shall have obtained Lender's prior written consent thereto, Borrower shall not, and shall not cause or permit Buyer to, enter into any settlements, waivers, offsets or compromises with respect to Seller's representations, warranties, indemnities and/or other obligations to Buyer under the Purchase Agreements, or enter into any amendments to or modifications of any of the Purchase Agreements.

      9.19 Costs and Expenses. Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for title insurance and other insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts to which Lender is a party; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of $600 per person per day for Lender's examiners in the field and office; and (g) the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

      9.20 Management Fees. Provided no Event of Default shall have occurred and be continuing, Borrower may pay annual management fees to Parent or an affiliate of Parent in an amount not to exceed $300,000. Such Management Fees shall be payable in accordance with Section 2.3 of the Shareholders Agreement of even date herewith between Borrower, Parent and Lender.

      9.21 Further Assurances. At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements and continuation statements signed only by Lender.


SECTION 10.  EVENTS OF DEFAULT AND REMEDIES

      10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

            (a) Borrower fails to pay when due any of the Obligations or fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements; provided, however, an Event of Default shall not be deemed to have occurred under this Section 10.1(a) if Borrower cures a breach of Sections 9.3, 9.4, or 9.13 within ten (10) days after such default.

            (b) any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

            (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

            (d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $100,000 in any one case or in excess of $150,000 in the aggregate (in each case in excess of any insurance coverage which Lender has determined adequately and fully covers any such liability) and shall remain undischarged or unvacated for a period in excess of sixty (60) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets which has a material adverse effect on the business, assets or prospects of Borrower;

            (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership or corporation, dissolves or suspends or discontinues doing business;

            (f) Borrower or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors for the purpose of a financial workout, restructuring or other accommodation;

            (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing (provided the Lender shall have no obligation to make any further advances hereunder prior to the dismissal of such case or proceeding) or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

            (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property; or

            (i) any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of $250,000, which default is monetary or permits the creditor thereunder to accelerate such indebtedness, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, the termination of which would have a material adverse effect on the business, assets or prospects of Borrower, which default continues for more than the applicable cure period, if any, with respect thereto, and either the contract has been terminated by the other party thereto or such party has advised Lender or Borrower in writing of its intent to terminate the contract;

            (j)   any change in the controlling ownership of Borrower;

            (k) there shall be a material adverse change in the business, assets or prospects of Borrower or any Obligor after the date hereof; or

            (l) there shall be an event of default under any of the other Financing Agreements.

      10.2  Remedies.

            (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

            (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) without notice, except as set forth below, collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) without notice, except as set forth below, sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, five (5) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required. Lender is hereby granted a license or other right to use, without charge, Borrower's trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, computer programs, software, printouts and other computer materials, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials, or any property of a similar nature, as it pertains to the Collateral, or any rights to any of the foregoing, in completing production of, advertising for sale, and selling any Collateral, and Borrower's rights under all licenses and franchise agreements shall inure to Lender's benefit.

            (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.


SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS
             AND CONSENTS; GOVERNING LAW

      11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial
Waiver.

            (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of law other than those contained in California Civil Code Section 1646.5).

            (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of any State or Federal court located within the County of Los Angeles, State of California, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender reasonably deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

            (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five
(5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts.

            (d) BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            (e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless the losses were the result of acts or omissions constituting gross negligence or willful misconduct.

      11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

      11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

      11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding by Lender with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

      11.5 Indemnification. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel, but excluding any losses which were the result of acts or omissions constituting gross negligence or wilful misconduct of Lender. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section . The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.


SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS

      12.1 Term. This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect until all Obligations are paid in full in cash. No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

      12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either Lender or Borrower may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. A copy of each notice shall be sent in the same manner as the notice to First Equity Development, 3 River Bend, Box 4660, Stamford, Connecticut 06907, Attention: Aaron P. Hollander.

      12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

      12.4 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loan or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation. Such assignments and delegations shall be in accordance with the provisions of paragraph 18 of the Promissory Note.

      12.5 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.


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
      IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.



      LENDER                                BORROWER
      CANPARTNERS                           NATIONAL AIRMOTIVE
      INVESTMENTS III, L.P.                 CORPORATION


      By: Canyon Capital Management, L.P.,  By: _______________________________
          its General Partner
                                            Title: ____________________________
      By: Canpartners Incorporated,
          its General Partner
      By: __________________________

      Title: _________________________

      Address:                              Chief Executive Office:

      9665 Wilshire Boulevard, Suite 200    7200 Lockheed Street
      Beverly Hills, California 90212       Oakland, California 94621-4504

                            INFORMATION CERTIFICATE


                               (See Attachment)


                                  EXHIBIT A- 1

                         PERMITTED INVENTORY LOCATIONS


                                 Schedule 7.3

                         ENVIRONMENTAL LAW VIOLATIONS


                                 Schedule 8.9

                                CAPITALIZATION


                                 Schedule 8.13

                         PERMITTED DIVIDENDS AND OTHER
                        DISTRIBUTIONS ON CAPITAL STOCK


                                 Schedule 9.11